EXHIBIT 99.2

                          August 8, 1997


(716) 258-2813

Canandaigua National Collective Investment
Fund for Qualified Trusts
c/o Robert J. Swartout, Secretary
The Canandaigua National Bank and Trust Company
72 South Main Street
Canandaigua, New York 14424

Dear Sirs:

     Subject to the filing by the Canandaigua National Collective Investment Fund for Qualified Trusts (the "Fund") with the Securities and Exchange Commission of an appropriate Notification of Retroactive Registration pursuant to Rule 24f-1 under the Investment Company Act of 1940, as amended, with respect to the sales of units of the Fund that occurred between July 1, 1997 and August 8, 1997, it is our opinion that the 17,285.171 units of the Equity Portfolio of the Fund issued during the period from July 1, 1997 through August 8, 1997 and the 5,547.771 units of the Bond Portfolio of the Fund issued during the same period were legally issued, fully paid, and non-assessable.

                                   Very truly yours,


                                   /s/ Underberg & Kessler LLP
                                   UNDERBERG & KESSLER LLP